Exhibit 99.1

NEWS RELEASE

Contacts:              Raymond J. Pacini

Chief Executive Officer

California Coastal Communities, Inc.

(949) 250-7781

CALIFORNIA COASTAL COMMUNITIES OBTAINS $182 MILLION FINANCING COMMITMENT TO FACILITATE EXIT FROM BANKRUPTCY

IRVINE, California, June 16, 2010 — California Coastal Communities, Inc. (OTCQB: CALCQ) announced today that it has obtained a financing commitment from an investor to provide $182 million of new debt financing to replace the Company’s existing secured debt facilities.  The commitment is subject to approval by the United States Bankruptcy Court for the Central District of California, and to the successful negotiation and execution of definitive loan documents.

Chief Executive Officer Raymond J. Pacini commented, “We are very pleased to have negotiated this commitment for new financing to takeout our existing Brightwater debt.  The new financing, if approved by the Court, will provide a more certain exit from bankruptcy without the risk of litigation.  With the cloud of bankruptcy being removed, we expect the pace of home sales at Brightwater to improve. This financing will also provide significant flexibility.” Mr. Pacini commented further, “In particular, the fact that the $100 million third lien will not require any amortization will let us sell homes at a pace that allows the Company to benefit from the inevitable recovery in coastal home prices.”

In connection with the commitment, the Company will amend its plan of reorganization to provide for the repayment of the existing indebtedness in cash upon the effective date of the plan.  The Chapter 11 Petitions, which were filed by the Company and certain of its direct and indirect wholly-owned subsidiaries on October 27, 2009, are being jointly administered under the caption In re California Coastal Communities, Inc., Case No. 09-21712-TA.

The commitment provides (a) a new first lien position loan in the principal amount of $40 million, maturing on March 31, 2013 and bearing interest at an annual rate of Libor + 550 basis points, with a Libor floor of 200 basis points; (b) a new second lien position loan in the principal amount of $42 million, maturing on December 31, 2013 and bearing interest at an annual rate of Libor + 950 basis points, with a Libor floor of 200 basis points; and (c) a new third lien position loan in the principal amount of $100 million, maturing on December 31, 2015 without any amortization required beforehand and bearing interest at an annual fixed rate of 15% with 50% of such interest payable in cash and the remainder accruing and added to the principal balance.  After the first and second lien position loans are repaid, the Company will have an option to pay interest on the third lien position loan in cash at an annual fixed rate of 12%.  The third lien position loan will also receive a revenue participation of 5% of the gross proceeds from the sale of homes at Brightwater.  There can be no assurance that definitive loan documents will be executed pursuant to the financing commitment.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered over 2,300 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “hopes” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions with respect to the bankruptcy proceedings and the financing commitment, the number and types of homes that the Company may develop and sell, the timing and outcomes of court proceedings, lender negotiations, and other statements contained herein that are not historical facts.